As filed with the Securities and Exchange Commission on January 31, 2008

Registration No. 333-67535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1680165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Eighth and Main Streets, P.O. Box 391 West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

C&F MORTGAGE CORPORATION 401(k) PLAN

(formerly, Virginia Bankers Association Defined Contribution Plan for C&F Mortgage Corporation)

(Full title of the plan)

Thomas F. Cherry Chief Financial Officer C&F Financial Corporation Eighth and Main Streets, P.O. Box 391 West Point, Virginia 23181 (804) 843-2360	Copy to: Susan S. Ancarrow, Esq. Troutman Sanders LLP 1001 Haxall Point, P.O. Box 1122 Richmond, Virginia 23218 (804) 697-1861

(Name, address and telephone number, including area code, of agent for service)

TERMINATION OF REGISTRATION

C&F Financial Corporation, a Virginia corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, filed with the Securities and Exchange Commission on November 19, 1998, Registration No. 333-67535 (the “Registration Statement”), in order to deregister certain of the 75,000 shares of the Company’s common stock (the “Common Stock”) and plan interests under the C&F Mortgage Corporation 401(k) Plan (formerly, the Virginia Bankers Association Defined Contribution Plan for C&F Mortgage Corporation) (the “Mortgage Company 401(k) Plan”) that were originally registered pursuant to the Registration Statement.

In April 2007, the Company terminated the feature of the Mortgage Company 401(k) Plan that allowed participants to invest in a fund holding shares of Common Stock. Accordingly, as of April 1, 2007, no further investments could be made under the Mortgage Company 401(k) Plan in Common Stock. This Post-Effective Amendment is being filed to deregister all plan interests and any shares of Common Stock that have not been issued under the Mortgage Company 401(k) Plan.

This Post-Effective Amendment is not intended to have any effect on the registration of 75,000 shares of Common Stock and plan interests under the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank that were also registered pursuant to the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toano, Commonwealth of Virginia, on this 29th day of January 2008.

C&F FINANCIAL CORPORATION

By:	/s/ Larry G. Dillon
Larry G. Dillon
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below hereby constitutes and appoints Larry G. Dillon and Thomas F. Cherry, and each of them, with full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director of C&F Financial Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to the Registration Statement, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry G. Dillon Larry G. Dillon	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 29, 2008

/s/ Thomas F. Cherry Thomas F. Cherry	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 29, 2008

/s/ J.P. Causey Jr. J.P. Causey Jr.	Director	January 29, 2008

/s/ Barry R. Chernack Barry R. Chernack	Director	January 29, 2008

/s/ Audrey D. Holmes Audrey D. Holmes	Director	January 29, 2008

/s/ James H. Hudson III James H. Hudson III	Director	January 29, 2008

/s/ Joshua H. Lawson Joshua H. Lawson	Director	January 29, 2008

/s/ William E. O’Connell Jr. William E. O’Connell Jr.	Director	January 29, 2008

/s/ C. Elis Olsson C. Elis Olsson	Director	January 29, 2008

/s/ Paul C. Robinson Paul C. Robinson	Director	January 29, 2008

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the plan administrator has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on behalf of the Mortgage Company 401(k) Plan by the undersigned, thereunto duly authorized, in the city of Toano, Commonwealth of Virginia, on this 29th day of January 2008.

C&F MORTGAGE CORPORATION 401(k) PLAN
(Name of Plan)

By:	/s/ Bryan E. McKernon
Bryan E. McKernon, President & Chief Executive Officer
C&F MORTGAGE CORPORATION, Plan Administrator